Exhibit 99.1

Excerpt from Form 8-K filed with the SEC on November 8, 2013

Arrangements with Drs. Mullan and Chapman

As part of the corporate transition matters, we intend to enter into compensation arrangements with Drs. Chapman and Mullan. The terms of these arrangements (which have been set forth in executed terms sheets between the Company and Drs. Chapman and Mullan, each dated as of November 6, 2013) have been reviewed, considered and approved by the Compensation Committee, as well as our Board of Directors (except Dr. Chapman as related to his own compensation), and are expected to be executed promptly following the Annual Meeting. Certain of the terms of these arrangements are summarized below:

Dr. Mullan. If elected at the Annual Meeting, Dr. Mullan will become a nonindependent director of the Company. It is expected that, promptly following the Annual Meeting, the New Board will elect him as Chairman and Chief Executive Officer of the Company. In connection with his election as Chairman and Chief Executive Officer, Dr. Mullan is expected to execute an employment contract (the date of such execution, referred to as the “ effective date ”) with the Company that will include, among others, the following terms and conditions:

•	A term of two years, subject to automatic one-year renewals unless either party provides six (6) months prior written notice;

•	Dr. Mullan will be permitted to continue with his business activities outside of his duties with our Company, but he will be required to spend substantially all of his work-related time on Company business;

•	A base salary of $600,000 for 2014 and $750,000 for 2015 (or such higher amount as may be approved by the New Board);

•	A cash bonus opportunity to receive $150,000, payable if certain products become available for sale by the Company within a specified period of time;

•	Two grants totaling 6,000,000 stock options to purchase our common stock, with 1,000,000 options being immediately vested and exercisable, and the remaining 5,000,000 options to vest over various periods of time depending upon certain performance goals being met or exceeded (the performance goals generally relate to the submission of IND filings, and commencement of trials with respect to such INDs, and Company operational and financial metrics);

•	An incentive opportunity to receive a separate payment in the amount of $2.5 million, depending upon certain performance goals (the same goals as discussed above) being met or exceeded, such payment to be settled in fully vested common stock of the Company;

•	Among other things, upon a change of control of our Company, Dr. Mullan would be entitled to receive a lump-sum payment of $2.5 million, and all of his then-outstanding equity awards would become fully vested and accelerate; upon a termination of Dr. Mullan’s employment without cause or with good reason, Dr. Mullan would be entitled to his salary and benefits for the remainder of his employment term, and all of his equity awards would be retained by him with the possibility of vesting depending on whether certain performance goals (the same goals as discussed above) are met or exceeded; upon a termination of Dr. Mullan’s employment for death or disability, Dr. Mullan would be entitled to continued salary and benefits that would have been payable during the one year period immediately following death or disability and all of his then-outstanding equity awards would become fully vested and accelerate;

•	Dr. Mullan will be entitled to other benefits and perquisites (including an automobile allowance) made available to similarly-situated officers; and

•	A life insurance policy in the amount of $10 million.

Dr. Mullan is a global leader in the medical, pharmaceuticals and research fields. Until October 2013, Dr. Mullan served as Chief Executive Officer and President of The Roskamp Institute, Inc., or Roskamp Institute, and currently serves as Chief Executive Officer of the Roskamp Institute and of Archer Pharmaceuticals, Inc., and President of Sci-Brain. Dr. Mullan has served in numerous directorship positions for medical research organizations, including the Roskamp Institute from 2003 to 2011, Roskamp Institute for Research of Alzheimers Disease and related Neuropsychiatric Disorders from 1998 to 2003 and the Memory Disorder Clinic from 1998 to 2003. Dr. Mullan taught as a professor of medicine in neuroscience, psychiatry and pathology at the University of South Florida from 1995 to 2003. Dr. Mullan has authored or co-authored more than 200 articles on an array of medical topics, including the treatment of Alzheimer’s disease. Dr. Mullan received his medical degree, MBBS (M.D.) and Ph.D. in Molecular Genetics from London University.

The Roskamp Institute is a private medical research organization in Sarasota, Florida whose stated purpose is understanding causes of and finding cures for neuropsychiatric and neurodegenerative disorders and addictions. In 2010 and 2011, respectively, Robert G. Roskamp, the founder of the Roskamp Institute, purchased from us for cash, (i) 769,230 shares of our common stock and warrants to purchase an additional 769, 230 shares at an exercise price of $1.50 per share, and (ii) 254,452 shares and warrants to purchase an additional 254,452 shares at an exercise price of $4.00 per share. We have entered into a Research and Royalty Agreement with an affiliate of the Roskamp Institute pursuant to which we pay royalties of 5% of Anatabloc® sales to this affiliate (such royalties being equal to $301 thousand during 2012 and $342 thousand through the first nine months of 2013).

Dr. Chapman. If elected at the Annual Meeting, Dr. Chapman will become a nonindependent director of the Company. It is expected that, promptly following the Annual Meeting, the New Board will elect him as President of the Company. In connection with his election as President, Dr. Chapman is expected to execute an employment contract with the Company that will include, among others, the following terms and conditions:

•	A term of two years, subject to automatic one-year renewals unless either party provides six (6) months prior written notice;

•	Dr. Chapman will be permitted to continue his work with Chapman Pharmaceutical Consulting and Chapman Pharmaceutical Health Foundation, but will be required to devote a substantial portion of his time on Company business;

•	A base salary of $300,000 for 2014 and $375,000 for 2015 (or such higher amount as may be approved by the New Board);

•	A cash bonus opportunity to receive $75,000, payable if certain products become available for sale by the Company within a specified period of time;

•	A grant of 3,000,000 stock options to purchase our common stock, with 500,000 options being immediately vested and exercisable, and the remaining 2,500,000 options to vest over various periods of time depending upon certain performance goals being met or exceeded (these performance goals generally relate to the submission of IND filings, and commencement of trials with respect to such INDs, and Company operational and financial metrics);

•	An incentive opportunity to receive a separate payment in the amount of $1.25 million depending upon certain performance goals (the same goals as discussed above) being met or exceeded, such payment to be settled in fully vested common stock of the Company;

•	Among other things, upon a change of control of our Company, Dr. Chapman would be entitled to receive a lump-sum payment of $2.5 million, and all of his then-outstanding equity awards would become fully vested and accelerate; upon a termination of Dr. Chapman’s employment without cause or with good reason, Dr. Chapman would be entitled to his salary and benefits for the remainder of his employment term, and all of his equity awards would be retained by him with the possibility of vesting depending on whether certain performance goals (the same goals as discussed above) are met or exceeded; upon a termination of Dr. Chapman’s employment for death or disability Dr. Chapman would be entitled to continued salary and benefits that would have been payable during the one year period immediately following death or disability, and all of his then-outstanding equity awards would become fully vested and accelerate;

•	Dr. Chapman would be entitled to other benefits and perquisites (including an automobile allowance) made available to similarly-situated officers; and

•	A life insurance policy in the amount of $5 million.

Dr. Chapman has served as a member of our Board of Directors since September 2005. Since its inception in 1999, Dr. Chapman has served as Chairman and Chief Executive Officer of Chapman Pharmaceutical Consulting, Inc., which provides expert medical consultation on the development and management of domestic and global product development programs for biotech, pharmaceutical and medical device products. He served as Senior Director of Medical Affairs with Quintiles/BRI, the largest contract research organization in the U.S., from 1995 until 2000. In that capacity, Dr. Chapman had oversight responsibility for the support of new drug applications, clinical studies and device submissions to the FDA for approval. From 1992 until 1994, Dr. Chapman was Medical Director at Regeneron Pharmaceuticals. He currently serves as Chairman of the Chapman Pharmaceutical Health Foundation. Dr. Chapman is a graduate of the Georgetown University School of Medicine in Washington, D.C.